Exhibit 10.7

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is made and entered into by and between CytomX Therapeutics, Inc., a Delaware corporation, with an address at 151 Oyster Point Blvd, Suite 400, South San Francisco, CA  94080, (“Company”) and, Debanjan Ray, an individual (“Consultant”), effective as of May 15, 2019 (“Effective Date”).

Recitals

Whereas, Consultant has skills and knowledge in the Company’s field of endeavor and is well suited to advise the Company; and

Whereas, the Company desires that Consultant advise and consult with the Company in Consultant’s area of expertise and on the terms and conditions set forth herein;

Now Therefore, in consideration of the mutual obligations specified in this Agreement, the parties agree to the following:

1.Consulting Services. Consultant shall serve as an advisor to the Company, providing consulting services to the Company on finance, accounting, strategy and development matters of the Company from time to time as requested (the “Services”).  Consultant will perform the Services using Consultant’s highest degree of professional skill and expertise.

Consultant shall render the Services at such times and in such quantities as are mutually agreeable, provided that such Services shall not exceed fifteen (15) hours in any given month, unless otherwise specifically agreed to by Consultant and Company.

2.Compensation.  Company shall pay Consultant $250.00 per hour, payable in arrears pursuant to monthly invoices (provided by Consultant) for the Services, such invoices payable within thirty (30) days from date of receipt by the Company.  The Company shall also reimburse Consultant for reasonable expenses.  Additionally, Consultant’s outstanding stock options shall continue to vest through December 31, 2019, and Consultant shall be able to exercise vested options in accordance with applicable law and the terms of the respective option agreements.

3.Independent Contractor Status.  It is understood and agreed that Consultant is an independent contractor, is not an agent or employee of the Company, and is not authorized to act on behalf of the Company.  Consultant agrees not to hold himself or herself out as, or give any person any reason to believe that he is an employee, agent, joint venturer or partner of the Company. The Company will not make any deductions from any amounts payable to Consultant for taxes or insurance (except to the extent the Company is required by law to do so).  All payroll, income and employment taxes shall be the sole responsibility of Consultant.

4.No Solicitation.  During the term of this Agreement and for one (1) years after its termination, Consultant (and its personnel performing hereunder) will not personally or through others recruit, solicit or induce any employee of the Company to terminate his or her employment with the Company.

5.Maintaining Confidential Information.

5.1Company Information.  During the term of this Agreement, Consultant may receive or otherwise be exposed to confidential and proprietary information relating to the Company’s technology, know-how, data, inventions, developments, plans, business practices, and strategies, and those of the Company’s collaborators and business associates.  Such confidential and proprietary information of the Company (collectively referred to as “Information”) may include but not be limited to: (i) information supplied to Consultant with the legend “Confidential” or equivalent; (ii) the Company’s marketing and customer support strategies, financial information (including sales, costs, profits and pricing methods), internal organization, employee information, customer lists and business plans; (iii) the Company’s technology, including, but not limited to, discoveries, inventions, research and development efforts, manufacturing processes, assays, data (including without limitation preclinical, clinical and manufacturing data), software, trade secrets, processes, compounds, product, candidates, products, samples, media and/or cell lines (and procedures and formulations for producing any such samples, media and/or cell lines), vectors, viruses, assays, plasmids, formulas, methods, protocols, clinical trial designs and product know‑how and show‑how; (iv) all derivatives, improvements, additions, modifications, and enhancements to any of the above, including any such information or material created or developed by Consultant under this Agreement; (v) information of third parties as to which the Company has an obligation of confidentiality; and (vi) information regarding the Consulting Inventions (defined in Section 6.1).

Consultant acknowledges the confidential and secret character of the Information and agrees that the Information (with the exception of information in category (v)) is the sole, exclusive and extremely valuable property of the Company.  Accordingly, Consultant shall not reproduce any of the Information without the applicable prior written consent of the Company, use the Information except in the performance of this Agreement, nor disclose all or any part of the Information in any form to any third party, either during or after the term of this Agreement.  Upon termination of this Agreement for any reason, including expiration of term, Consultant agrees to cease using and to return to the Company all whole and partial copies of the Information.

Consultant shall not remove from the premises of Company or otherwise transfer to any third party any materials to which Company provides Consultant access, unless Consultant has express advance written consent from Company.

5.2Employer Information.  Consultant agrees that he will not, during her or his engagement with the Company, improperly use or disclose any proprietary information or trade secrets of her or his former or current employers or companies with which he has or has had a consulting or other relationship, if any.

5.3Third Party Information.  Consultant recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and, in some cases, to use it only for certain limited purposes.  Consultant agrees that he owes the Company and such third parties, both during the term of her or his engagement and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation (except in a manner that is consistent with the Company’s agreement with the third party) or use it for the benefit of anyone other than the Company or such third party (consistent with the Company’s agreement with the third party).

5.4Statutory Immunity from Prosecution. Consultant shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (i) is done solely for the purpose of reporting or investigating a suspected violation of law and is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

6.Inventions.

6.1Disclosure of Inventions.  Consultant shall promptly and fully disclose to the Company any and all ideas, improvements, inventions, know-how, techniques and works of authorship learned, conceived or developed by Consultant pursuant to her, his or its performance of the Services for the Company and/or using the Information (whether such use of Information occurs during or after the term of this Agreement (and without implying any right to use the Information outside of performing the Services)) (all of the foregoing, together with all intellectual property rights therein (including without limitation patent applications and patents), the “Consulting Inventions”).  All inventions by Consultant during the term of the Services or within one (1) year thereafter and having utility in the field of protease-activated biologics shall be presumed to have been made using the Information unless Consultant is able to show conclusively that they were not.

6.2Inventions Assigned to the Company.  Consultant agrees that any and all Consulting Inventions shall be the sole and exclusive property of the Company.  Accordingly, Consultant hereby assigns to the Company all her, his or its right, title and interest in and to the Consulting Inventions, and agrees to execute and deliver (during and after the term of this Agreement and for no additional consideration) all documents and take all reasonable, lawful actions to assist the Company to evidence or record such assignment or perfect, defend or enforce the Consulting Inventions.  Consultant shall do so both during and after the term of this Agreement, for no additional consideration beyond the payments from Company to Consultant for the Services during the term of this Agreement.  Further, if Company is unable, after making reasonable inquiry, to obtain Consultant’s signature on any such documents, Consultant hereby appoints Company as Consultant’s attorney-in-fact to execute and deliver such documents.

Consultant explicitly acknowledges and agrees that all works of authorship contained in the Consulting Inventions are “works for hire” under the copyright laws of the United States, and that the Company shall own the copyright in all such works of authorship.

7.Term and Termination.  This Agreement shall expire December 31, 2020.  Notwithstanding the foregoing, either the Company or Consultant may terminate this Agreement at any time with or without cause by giving thirty (30) days written notice.  If this Agreement terminates, Consultant shall cease work immediately after giving or receiving such notice or termination, unless otherwise advised by the Company, shall return to the Company all Information, Consulting Inventions, and other materials belonging to the Company, and shall notify the Company of costs incurred up to the termination date.  Sections 4-6 of this Agreement shall survive any termination of this Agreement.

8.Compliance with Applicable Laws.  Consultant warrants that all work performed under this Agreement complies with or will comply with all applicable United States and foreign laws and regulations.

9.Assignment; Benefit.  This Agreement is for the personal services of Consultant and may not be assigned by her, him or it.  Consultant may not delegate any of his, her or its duties under this Agreement nor shall it be assignable by Consultant by operation of law, without the prior written consent of the Company.  The parties’ rights and obligations under this Agreement will bind and inure to the benefit of their respective successors, heirs, executors, and administrators and permitted assigns.

10.Legal and Equitable Remedies.  Consultant hereby acknowledges and agrees that if Consultant breaches this Agreement, including, without limitation, by the actual or threatened disclosure of Information or Consulting Inventions without the prior express written consent of the Company, the Company will suffer an irreparable injury, such that no remedy at law will afford it adequate protection against, or appropriate compensation for, such injury. Accordingly, Consultant hereby agrees that the Company shall be entitled to specific performance of Consultant’s obligations under this Agreement, as well as such further relief as may be granted by a court of competent jurisdiction.

11.Notices.  Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing.  Such notice shall be deemed given upon personal delivery to the appropriate address or sent by certified or registered mail, three days after the date of mailing.  Either party may update its notice address by written notice to the other party.

If to the Company:	If to the Consultant:
CytomX Therapeutics, Inc. 151 Oyster Point Blvd, Suite 400 South San Francisco, CA 94080 ATTN: General Counsel	Debanjan Ray

12.Governing Law; Severability.  This Agreement shall be governed by and construed according to the laws of the State of California, without giving effect to its conflict of laws rules.  If any provision of this Agreement is found by a court of competent jurisdiction to be unenforceable, that provision shall be severed and the remainder of this Agreement shall continue in full force and effect.  Any disputes arising under this Agreement shall be resolved by trial to a judge as the finder of fact seated in a court of competent subject matter jurisdiction in California.  Each party hereby consents to, and waives any defenses that party may have to or conflicting with, the personal jurisdiction and venue of all such courts or relating to trial to a judge (including without limitation the defense of forum non conveniens).

13.Complete Understanding; Modification.  This Agreement constitutes the final, exclusive and complete understanding and agreement of the Company and Consultant with respect to the subject matter hereof.  There are no other understandings, agreements, representations or warranties between the parties with respect to that subject matter other than those set forth in this Agreement.  Any waiver, modification or amendment of any provision of this Agreement shall be effective only if in writing and signed by a Company officer.

In Witness Whereof, the parties hereto have executed this Agreement as of the Effective Date.

CytomX Therapeutics, Inc. By: /s/Sean McCarthy Name: Dr. Sean McCarthy Title: President and CEO Date: May 8, 2019	Consultant By: /s/Debanjan Ray Name: Debanjan Ray Date: May 8, 2019